Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2020 Fourth Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--May 7, 2020--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its fourth fiscal quarter and twelve months ended March 31, 2020.

Portfolio results

We ended fiscal year 2020 amid growing concerns about the pandemic spreading across the country. By mid-March 2020, a majority of states had begun taking measures to reduce the spread of the novel coronavirus which continues to impact many of our customers. Our teams acted quickly to protect and assist our customers and communities during this time of uncertainty. Below, we'll discuss operational results for the quarter and fiscal year ended March 31, 2020, and the impact of the COVID-19 pandemic.

Gross loans outstanding in the US, which are reported as continuing operations, increased to $1.21 billion as of March 31, 2020, a 7.3% increase from the $1.13 billion of gross loans outstanding as of March 31, 2019. This is compared to a 12.3% increase for the comparable period ended March 31, 2019. Excluding the direct impact of acquisitions for each period, gross loans increased 9.1% year-over-year as of March 31, 2020, compared to 11.0% for the comparable period ended March 31, 2019.

Our customer base increased by 5.1% year-over-year as of March 31, 2020, compared to 9.4% growth for the twelve months ended March 31, 2019. Excluding the direct impact of acquisitions for each period, the customer base increased 7.2% year-over-year as of March 31, 2020, compared to 7.1% for the comparable period ended March 31, 2019. During the quarter ended March 31, 2020, the number of unique borrowers in the portfolio decreased by 9.0% compared to a decrease of 7.2% during the quarter ended March 31, 2019.

As of March 31, 2020, we had 1,243 branches open. For branches open throughout both years, same store gross loans increased 5.6% in the twelve months ended March 31, 2020, compared to a 12.2% increase for the same period ended March 31, 2019. For branches open in both years, the customer base on March 31, 2020, increased 2.9% year-over-year compared to a 8.8% increase for the twelve months ended March 31, 2019.

Fourth quarter loan volumes and trends were negatively impacted beginning in mid-March due to the spread of COVID-19 and its related impact, including school and business closures and stay-at-home orders across many states in which we operate. Fourth quarter refinance loan volume decreased 4.1% over the same quarter of the prior year, compared to a 5.2% increase in the fourth quarter of fiscal 2019 over the prior same period. Fourth quarter former customer loan volume decreased 2.7% over the same quarter of the prior year, compared to a 2.6% increase in the fourth quarter of fiscal 2019 over the same quarter of the prior year. Fourth quarter new customer loan volume increased 3.2% over the same quarter of the prior year, compared to a 5.5% increase in the fourth quarter of fiscal 2019 over the same quarter of the prior year. The table below summarizes loan volumes for the quarter as well as through March 13 of each year; March 13 being the last day before state-level pandemic related orders began to impact school and non-essential business operations.

Quarterly Loan Volume Growth Rates
Period	Refinance Customer	Former Customer	New Customer
2019 Q4 vs 2018 Q4	5.2%	2.6%	5.5%
2020 Q4 vs 2019 Q4	(4.1)%	(2.7)%	3.2%

Loan Volume Growth Rates prior to COVID-19 State Actions (Jan 1 - Mar 13)
Period	Refinance Customer	Former Customer	New Customer
2019 Q4 vs 2018 Q4	7.9%	4.3%	6.5%
2020 Q4 vs 2019 Q4	3.3%	10.9%	14.7%

Three-month financial results

Net income for the fourth quarter was significantly impacted by an additional accrual of $13.7 million for estimated losses related to the investigation into our former Mexican business. This, combined with the $8 million accrued in the third quarter of the fiscal year, amounts to an aggregate accrual of $21.7 million related to the investigation. Net income for the fourth quarter of fiscal 2020, which included the above referenced additional $13.7 million, decreased $14.3 million, or 37.6%, to $23.7 million compared to $37.9 million for the same quarter of the prior year. Net income for the fourth quarter of fiscal 2020 excluding the accrual for the Mexico investigation decreased $0.5 million compared to the same quarter of fiscal 2019.

Net income per diluted share including the accrual for the Mexico investigation decreased 23.4% to $3.24 per share in the fourth quarter of fiscal 2020 when compared to $4.22 per share for the same quarter of the prior year. Net income per diluted share excluding the accrual for the Mexico investigation increased 21.1% to $5.11 in the fourth quarter of fiscal 2020 when compared to $4.22 for the same quarter of the prior year.

Earnings per share for the quarter benefited from our share repurchase program. The Company repurchased 156,539 shares of its common stock on the open market at an aggregate purchase price of approximately $8.9 million during the fourth quarter of fiscal 2020. This follows a repurchase of 1,392,180 shares in the first three quarters of fiscal 2020 at an aggregate purchase price of approximately $190.0 million. During the fiscal year ended March 31, 2019, the Company repurchased 665,020 shares at an aggregate cost of $74.5 million. The Company had approximately 7.1 million common shares outstanding excluding approximately 0.7 million unvested restricted shares as of March 31, 2020.

Total revenues for the fourth quarter of fiscal 2020 increased to $163.0 million, a 3.9% increase from the $157.0 million reported for the same quarter of the prior year. The revenues from the 1,154 branches open throughout both quarterly periods increased by 0.1%. Interest and fee income increased 3.9%, from $124.2 million in the fourth quarter of fiscal 2019 to $129.1 million in the fourth quarter of fiscal 2020, primarily due to an increase in average earning loans. Interest and fee income was negatively impacted by the reversal of accrued interest for loans that became 60 days contractually past due during the quarter. Insurance and other income increased by 3.6% to $33.9 million in the fourth quarter of fiscal 2020 compared to $32.8 million in the fourth quarter of fiscal 2019 primarily due to the increased loan volume.

Accounts that were 61 days or more past due increased to 6.5% on a recency basis at March 31, 2020, compared to 5.8% at March 31, 2019. Accounts that were 61 days or more past due on a contractual basis increased to 8.7% at March 31, 2020, compared to 7.8% at March 31, 2019. Our allowance for loan losses compared to net loans was 10.7% at March 31, 2020, compared to 9.7% at March 31, 2019.

Net charge-offs as a percentage of average net loans on an annualized basis increased from 17.4% in the fourth quarter of fiscal 2019 to 20.1% in the fourth quarter of fiscal 2020. The provision for loan losses in the fourth quarter of fiscal 2020 increased by $3.7 million, or 13.0%, when compared to the fourth quarter of fiscal 2019. Net charge-offs in the fourth quarter of fiscal 2020 increased $10.5 million when compared to the fourth quarter of fiscal 2019. There was a $7.7 million decrease in the provision due to a decrease during the quarter of accounts 91 days past due when comparing the fourth quarter of fiscal 2020 to the fourth quarter of fiscal 2019.

The rapid growth of the portfolio during the prior two years has dramatically shifted the portfolio weighting of customers who are new to the Company. On April 1, 2020, the Company will replace our incurred loss methodology with a current expected credit loss ("CECL") methodology to accrue for expected losses. The table below is updated to use the customer tenure based methodology that aligns with our CECL methodology. As of March 31, 2020, $417.1 million of the total loan portfolio is with customers who have been with the Company less than two years, a 55% increase from the average of the fiscal years 2016-2018 portfolios, and a 11.3% increase from FY 2019. The weighting of this lower tenure group accounts for 34.5% of the March 31, 2020, portfolio. The tables below illustrate the changes in the weighting within the portfolio as well as the relative impact on charge-offs within the vintages over the last five years.

Gross Loan Balance By Customer Tenure at Origination
Period Ended	Less Than 2 Years	More Than 2 Years	Total
03/31/2015	$294,645,176	$721,226,490	$1,015,871,666
03/31/2016	$265,528,572	$699,022,287	$964,550,859
03/31/2017	$256,322,169	$686,992,968	$943,315,136
03/31/2018	$288,268,502	$715,964,657	$1,004,233,159
03/31/2019	$374,776,350	$753,180,596	$1,127,956,945
03/31/2020	$417,124,894	$793,139,698	$1,210,264,593
Year-Over-Year Growth in Gross Loan Balance by Customer Tenure at Origination
Period Ended	Less Than 2 Years	More Than 2 Years	Total
03/31/2015	$(16,928,495)	$18,104,943	$1,176,448
03/31/2016	$(29,116,604)	$(22,204,202)	$(51,320,806)
03/31/2017	$(9,206,404)	$(12,029,320)	$(21,235,723)
03/31/2018	$31,946,333	$28,971,689	$60,918,022
03/31/2019	$86,507,848	$37,215,939	$123,723,787
03/31/2020	$42,348,545	$39,959,103	$82,307,647
Portfolio Mix by Customer Tenure at Origination
Period Ended	Less Than 2 Years	More Than 2 Years
3/31/2015	29.0%	71.0%
3/31/2016	27.5%	72.5%
3/31/2017	27.2%	72.8%
3/31/2018	28.7%	71.3%
3/31/2019	33.2%	66.8%
3/31/2020	34.5%	65.5%

The table below includes the charge-off rate of each vintage (the actual gross charge-off balance in the subsequent 12 months divided by the starting gross loan balance) indexed to the March 31, 2016, vintage.

Actual Gross Charge-off Rate During Following 12 Months; Indexed to 3/31/2016 Vintage
12 Months Beginning	Less Than 2 Years	More Than 2 Years	Total
3/31/2015	1.68	0.85	1.09
3/31/2016	1.50	0.81	1.00
3/31/2017	1.54	0.75	0.96
3/31/2018	1.62	0.75	1.00
3/31/2019	1.68	0.74	1.05

We continue to see that the increase in overall charge-off rate is primarily due to the increase in the weighting of the lower tenure portion of the portfolio, while the charge-off rates within the tenure buckets are within historical norms. We continue to expect the long-term value of these newly added customers to exceed our investment return threshold.

General and administrative (“G&A”) expenses increased $17.6 million, or 22.4%, to $96.3 million in the fourth quarter of fiscal 2020 compared to $78.6 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 50.1% during the fourth quarter of fiscal 2019 to 59.0% during the fourth quarter of fiscal 2020. G&A expenses per average open branch increased by 18.2% when comparing the two fiscal quarters. G&A expenses include the $13.7 million accrual for the Mexico investigation.

Personnel expense decreased $0.2 million, or 0.5%, during the fourth quarter of fiscal 2020 as compared to the fourth quarter of fiscal 2019. Salary expense increased approximately $2.5 million or 9.5% when comparing the two quarterly periods ended March 31, 2020 and 2019, primarily as a result of an increase in headcount. Our headcount as of March 31, 2020, increased 3.5% compared to March 31, 2019, primarily driven by acquisitions during the twelve months ended March 31, 2020. Benefit expense increased approximately $1.1 million or 12.5% when comparing the quarterly periods ended March 31, 2020 and 2019, primarily as a result of increased claims as well as increases in headcount. The increases in salary and benefit expense were offset by decreases in incentive expense.

Interest expense for the quarter ended March 31, 2020, increased by $3.1 million, or 63.5%, from the corresponding quarter of the previous year. The increase in interest expense is due to a 76.5% increase in the average debt outstanding, from $304.1 million to $536.8 million for the quarters ended March 31, 2019 and 2020, respectively. The increase due to average debt was partially offset by a reduction in the benchmark interest rate. The Company’s debt to equity ratio increased to 1.1:1 at March 31, 2020, from 0.5:1 at March 31, 2019. The Company had outstanding debt of $451.1 million as of March 31, 2020.

12 month results

As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations, and the US business as continuing operations on the statements of operations for the applicable period.

In accordance with accounting principles generally accepted in the US, we recognized a $31.3 million cumulative foreign currency translation loss in the first quarter of fiscal 2019, as a result of classifying our Mexico operations as held for sale. Net income for the year ended March 31, 2020, decreased $6.6 million to $30.7 million compared to $37.2 million reported for the prior year. This resulted in net income of $3.86 per diluted share for the year ended March 31, 2020, compared to $4.05 per diluted share in the prior year. Excluding the $21.7 million accrual related to the potential resolution of the Mexico investigation, net income per diluted share in fiscal 2020 was $6.59.

Total revenues in the US for the twelve months ended March 31, 2020, increased 8.4% to $590.1 million compared to $544.5 million for the twelve months ended March 31, 2019. Annualized net charge-offs as a percent of average net loans increased from 16.1% during the twelve months ended March 31, 2019, to 18.0% for the twelve months ended March 31, 2020.

Other matters

As previously disclosed, we retained outside legal counsel and forensic accountants, upon receipt of an anonymous letter regarding compliance matters, to conduct an investigation of our operations in Mexico. The investigation focuses on the legality under the U.S. Foreign Corrupt Practices Act and certain local laws of certain payments related to loans, the maintenance of the Company’s books and records associated with such payments, and the treatment of compensation matters for certain employees. We voluntarily contacted the U.S. Securities and Exchange Commission ("SEC") and the U.S. Department of Justice (“DOJ”) in June 2017 to advise both agencies that an investigation was underway. We are committed to compliance with applicable laws and regulations and intend to cooperate fully with both the SEC and the DOJ.

There have been ongoing discussions with the SEC regarding the possible resolution of these matters. The discussions with the SEC have progressed to a point that the Company can now reasonably estimate a probable loss and has recorded an aggregate accrual of $21.7 million with respect to the SEC matters. As the discussions with the SEC are continuing, there can be no assurance that the Company's efforts to reach a final resolution with the SEC will be successful or, if they are, what the timing or terms of such resolution will be. The Company has no offer of settlement or resolution with the Department of Justice at this time.

Non-GAAP financial measures

Net income for the fourth quarter of fiscal 2020 includes an additional accrual of $13.7 million for probable losses related to the potential resolution of the Mexico investigation. Net income for fiscal 2020 includes an aggregate accrual of $21.7 million for probable losses related to the potential resolution of the Mexico investigation. Net income and earnings per share excluding the impact of this significant item are non-GAAP financial measures. Management believes these measures help investors understand the effect of the accrual for the Mexico investigation on reported results. Below is a table reconciling the non-GAAP financial measures presented above to their GAAP counterparts.

	Three months ended March 31,
	2020	2019
	(unaudited and in thousands, except per share amounts)
Net income (loss)	$23,680	$37,941
Add: Accrual for potential resolution of the Mexico investigation	13,728	—
Net income excluding accrual for potential resolution of the Mexico investigation	$37,408	$37,941

Increase (decrease) in net income from the prior year period when excluding accruals for potential resolution of the Mexico investigation	$(533)
Net income (loss) income per common share, diluted when excluding accruals for potential resolution of the Mexico investigation	$5.11	$4.22
	Twelve months ended March 31,
	2020	2019
	(unaudited and in thousands, except per share amounts)
Net income (loss)	$30,684	$37,235
Add: Accrual for potential resolution of the Mexico investigation	21,728	—
Net income excluding accrual for potential resolution of the Mexico investigation	$52,412	$37,235

Net income (loss) income per common share, diluted when excluding accruals for potential resolution of the Mexico investigation	$6.59

Gross loans excluding the direct impact of acquisitions is a non-GAAP financial measure. Below is a table reconciling the non-GAAP financial measure presented above to its GAAP counterpart.

	March 31, 2020	March 31, 2019
	(unaudited and in thousands)
Gross loans receivable	$1,209,871	$1,127,957
Less: directly acquired loans	6,670	24,408
Gross loans excluding direct impact of acquisitions	$1,203,201	$1,103,549

Year-over-year increase of gross loans excluding direct impact of acquisitions	9.0%	11.0%

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the company operates more than 1,200 community-based World Finance branches across 16 states. The company primarily serves a segment of the population that does not have ready access to credit, but unlike many other lenders in this segment, World works with its customers to understand their broader financial pictures, ensures individuals have the ability and stability to make payments, and helps them achieve their financial goals. In its last fiscal year, the company helped more than 225,000 individuals improve their credit score out of subprime and deep subprime. For more information, visit www.loansbyworld.com.

Fourth quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/34566. The call will be available for replay on the Internet for approximately 30 days.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: the ongoing impact of the COVID-19 pandemic; recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the SEC, DOJ, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; developments in, and the outcome of, our ongoing investigation into certain transactions and payments in Mexico, including any legal proceedings or government enforcement actions which could arise out of the matters under review, and any remedial actions we may take in connection therewith; any determinations, findings, claims or actions made or taken by regulators or other third parties in connection with or resulting from our ongoing investigation or the SEC's formal order of investigation; the sale of our Mexico subsidiaries, including claims or litigation resulting therefrom; uncertainties associated with management turnover and the effective succession of senior management; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; risks relating to expansion; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2019 filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited and in thousands, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2020	2019	2020	2019
Revenues:
Interest and fee income	$129,101	$124,221	$508,327	$469,154
Insurance income, net and other income	33,944	32,777	81,812	75,389
Total revenues	163,045	156,998	590,139	544,543

Expenses:
Provision for loan losses	32,252	28,533	181,730	148,427
General and administrative expenses:
Personnel	52,329	52,577	203,775	180,562
Occupancy and equipment	13,783	12,897	54,238	48,752
Advertising	3,743	3,598	24,304	22,483
Amortization of intangible assets	1,407	616	5,011	1,528
Other (1)	25,010	8,938	59,297	34,979
Total general and administrative expenses	96,272	78,626	346,625	288,304

Interest expense	8,035	4,914	25,896	17,934
Total expenses	136,559	112,073	554,251	454,665

Income from continuing operations before income taxes	26,486	44,925	35,888	89,878
Income taxes	2,806	6,984	5,204	15,981
Net income from continuing operations	23,680	37,941	30,684	73,897

Discontinued operations (2)
Income from discontinued operations before impairment loss and income taxes	—	—	—	2,342
Impairment loss	—	—	—	(38,378)
Income taxes	—	—	—	626
Net loss from discontinued operations	—	—	—	(36,662)

Net income	$23,680	$37,941	$30,684	$37,235

Net income per common share from continuing operations, diluted	$3.24	$4.22	$3.86	$8.03
Net income (loss) per common share from discontinued operations, diluted	$—	$—	$—	$(3.98)
Net income per common share, diluted	$3.24	$4.22	$3.86	$4.05
Weighted average diluted shares outstanding	7,318	8,988	7,953	9,204

_______________________________________________________

(1) In March 2020 the Company accrued an additional $13.7 million related to possible resolution of the Mexico investigation, which is in addition to $8.0 million recorded in December 2019.

(2) As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations on the statements of operations for the applicable period.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (unaudited and in thousands)

	March 31, 2020	March 31, 2019	March 31, 2018
ASSETS
Cash and cash equivalents	$11,619	$9,335	$12,474
Gross loans receivable	1,209,871	1,127,957	1,004,233
Less:
Unearned interest, insurance and fees	(308,980)	(290,813)	(258,991)
Allowance for loan losses	(96,488)	(81,520)	(66,088)
Loans receivable, net	804,403	755,624	679,154
Income taxes receivable	4,271	—	—
Right-of-use asset	101,687	—	—
Property and equipment, net	24,761	25,424	22,786
Deferred income taxes, net	24,806	23,832	20,175
Other assets, net	20,734	18,399	13,244
Goodwill	7,371	7,034	7,034
Intangible assets, net	24,448	15,340	6,644
Assets held for sale	3,991	—	—
Assets of discontinued operations (1)	—	—	79,475
Total assets	$1,028,091	$854,988	$840,986

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$451,100	$251,940	$244,900
Income taxes payable	—	11,550	14,097
Lease liability	102,759	—	—
Accounts payable and accrued expenses	59,742	39,381	33,503
Liabilities of discontinued operations	—	—	7,378
Total liabilities	613,601	302,871	299,878

Shareholders' equity	414,490	552,117	541,108
Total liabilities and shareholders' equity	$1,028,091	$854,988	$840,986

_______________________________________________________

(1) As previously disclosed, we sold our Mexico operations effective July 1, 2018. Assets and liabilities related to our Mexico operations are classified as discontinued operations.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES SELECTED CONSOLIDATED STATISTICS (1) (unaudited and in thousands, except percentages and branches)

	Three months ended March 31,		Twelve months ended March 31,
	2020	2019	2020	2019

Gross loans receivable	$1,209,871	$1,127,957	$1,209,871	$1,127,957
Average gross loans receivable (2)	1,313,173	1,193,057	1,256,389	1,120,112
Net loans receivable (3)	900,891	837,144	900,891	837,144
Average net loans receivable (4)	974,165	879,137	928,408	824,763

Expenses as a percentage of total revenue:
Provision for loan losses	19.8%	18.2%	30.8%	27.3%
General and administrative	59.0%	50.1%	58.7%	52.9%
Interest expense	4.9%	3.1%	4.4%	3.3%
Operating income as a % of total revenue (5)	21.2%	31.7%	10.5%	19.8%

Loan volume (6)	589,366	619,942	2,929,265	2,720,351

Net charge-offs as percent of average net loans receivable	20.1%	17.4%	18.0%	16.1%

Return on average equity (trailing 12 months)	6.7%	13.6%	6.7%	13.6%

Branches opened or acquired (merged or closed), net	3	(11)	50	16

Branches open (at period end)	1,243	1,193	1,243	1,193

_______________________________________________________

(1) As previously disclosed, we sold our Mexico operations effective July 1, 2018.  As a result of the sale, we have classified the Mexico business as discontinued operations on the statements of operations for the applicable periods.

(2) Average gross loans receivable have been determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.
(3) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(4) Average net loans receivable have been determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.
(5) Operating income is computed as total revenues less provision for loan losses and general and administrative expenses.
(6) Loan volume includes all loans generated by the Company. It does not include loans purchased through acquisitions.

Contacts

John L. Calmes, Jr.
Chief Financial and Strategy Officer
(864) 298-9800